CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated August 23, 2007, relating to the financial statements and financial highlights which appears in the June 30, 2007 Annual Report to the Board of Trustees and Shareholders of the Cullen Funds Trust which also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights", "Independent Registered Public Accounting Firm", and "Shareholder Service Reports" in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
Milwaukee, WI
October 24, 2007